MOORE STEPHENS
ELLIS FOSTER LTD.
CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC  Canada  V6J 1G1
Telephone: (604) 737-8117  Facsimile: (604) 714-5916
Website:  www.ellisfoster.com


March 29, 2006



Securities and Exchange Commission
100 F Street N.E.
Washington, D.C.  20549



Dear Sir and/or Madam:

RE:  AMP PRODUCTIONS LTD.

We have read Item 4.01 of form 8-K, dated March 13, 2006, of AMP Productions Ltd. (the "Registrant") and are in agreement with the statements contained in the first, second and third paragraphs on page 1 therein.

In addition, we have no basis to agree or disagree with the other statements of the registrant contained in paragraphs 4 and 5 on page 1 of the above referenced filing.

Sincerely,

"Moore Stephens Ellis Foster Ltd."
Moore Stephens Ellis Foster Ltd.